                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.    1    )*
                                             ---------

                        PAREXEL International Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   699462 10 7
                           -------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  2   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Boston Capital Ventures International Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Bermuda

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  3   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Boston Capital Ventures Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  4   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       BC & V Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  5   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Boston Capital Partners
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Massachusetts

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  6   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       A. Dana Callow, Jr.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              62,748
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 62,748

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       62,748

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  7   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       H.J. von der Goltz
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Guatemala

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 0

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 20 pages

--------------------------                         -----------------------------
CUSIP NO.  699462 10 7            13G                PAGE  8   OF  20   PAGES
         ---------------                                 -----    ----
--------------------------                         -----------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Donald J. Steiner
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              47,530
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 47,530

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       47,530
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Less than 5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 20 pages

     NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Boston Capital Ventures International Limited Partnership; (ii) Boston Capital Partners; (iii) Boston Capital Ventures Limited Partnership; (iv) BC&V Limited Partnership; (v) A. Dana Callow, Jr.; (vi) H. J. von der Goltz; and (vii) Donald
J. Steiner.

ITEM 1.

         (a)      NAME OF ISSUER
                  --------------

                  PAREXEL International Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  195 West Street
                  Waltham, MA  02154

ITEM 2.

      ITEM 2(a)                        ITEM 2(b)                      ITEM 2(c)
      ---------                        ---------                      ---------

NAME OF PERSON FILING                   ADDRESS                  CITIZENSHIP OR PLACE OF
---------------------                   -------                  -----------------------
                                                                 ORGANIZATION
                                                                 ------------
Boston Capital Ventures                6 Front Street                 Bermuda
  International Limited Partnership    Hamilton HMII
         ("BCVi")                      Bermuda

Boston Capital Ventures Limited        c/o Boston Capital Ventures    Delaware
  Partnership ("BCV")                  45 School Street
                                       Boston, MA 02108

BC&V Limited Partnership, the sole     c/o Boston Capital Ventures    Delaware
  general partner of BCV ("BC&V")      45 School Street
                                       Boston, MA 02108

Boston Capital Partners, the sole      c/o Boston Capital Ventures    Massachusetts
  general partner of BCVi and BC&V     45 School Street
  ("BC Partners")                      Boston, MA  02108

A. Dana Callow, Jr., a general         c/o Boston Capital Ventures    United States
  partner of BC Partners               45 School Street
                                       Boston, MA 02108

H. J. von der Goltz, a general         c/o Boston Capital Ventures    Guatemala
  partner of BC Partners               45 School Street
                                       Boston, MA 02108

Donald Steiner, a general partner of   One Pinckney Street            United States
  BC Partners                          Boston, MA  02114



                               Page 9 of 20 pages

ITEM 2(d).

         TITLE OF CLASS OF SECURITIES
         ----------------------------

         Common Stock, $.01 par value

ITEM 2(e).

         CUSIP NUMBER
         ------------

         699462 10 7

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13(d)-2(b),
         --------------------------------------------------------------------
         CHECK WHETHER THE PERSON FILING IS A:
         -------------------------------------

                  (a)      ----     Broker or Dealer registered under Section 15
                                    of the Securities Exchange act of 1934 ("the
                                    Act").

                  (b)      ---      Bank as defined in Section 3(a)(6) of the
                                    Act.

                  (c)      ----     Insurance Company as defined in Section
                                    3(a)(19) of the Act.

                  (d)      ---      Investment Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)      ---      Investment adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)      ---      Employee Benefit Plan, Pension Fund which is
                                    subject to the provision of the Employee
                                    Retirement Income Security Act of 1974 or endowment Fund; see Rule 13-d(b)(1)(ii)(F) of the Act.

                  (g)      ---      Parent Holding company, in accordance with
                                    Rule 13(d)-1(b)(ii)(G) of the Act.

                  (h)      ---      Group, in accordance with rule 13d-1(b)(ii)
                                    (H) of the Act.

                  None of the above.

ITEM 4.  OWNERSHIP.
         ---------

         (a)      AMOUNT BENEFICIALLY OWNED
                  -------------------------

     As of December 31, 1996, each of the following is the holder of record of the number of shares of Common Stock set forth next to his or its name.

         BCVi                              0 shares
         BCV                               0 shares
         Mr. Callow                   18,582 shares
         BC & V                            0 shares


                              Page 10 of 20 pages

         BC Partners                       0 shares
         Mr. von der Goltz                 0 shares
         Mr. Steiner                       47,530 shares

In addition, Mr. Callow may be deemed the beneficial owner of 44,166 shares subject to immediately exercisable stock options.

         (b)      PERCENT OF CLASS
                  ----------------

         BCVi                    Less than 5%
         BCV                     Less than 5%
         Mr. Callow              Less than 5%
         BC&V                    Less than 5%
         BC Partners             Less than 5%
         Mr. von der Goltz       Less than 5%
         Mr. Steiner             Less than 5%


         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  --------------------------------------------

                 (i)      sole power to vote or direct the vote:
                          -------------------------------------

                          BCVi                              0
                          BCV                               0
                          Mr. Callow                   62,748
                          BC&V                              0
                          BC Partners                       0
                          Mr. von der Goltz                 0
                          Mr. Steiner                  47,530

                 (ii)     shared power to vote or direct the vote:
                          ---------------------------------------

                          BCVi                              0
                          BCV                               0
                          Mr. Callow                        0
                          BC&V                              0
                          BC Partners                       0
                          Mr. von der Goltz                 0
                          Mr. Steiner                       0

                (iii)     sole power to dispose or to direct the disposition of:
                          -----------------------------------------------------

                          BCVi                              0
                          BCV                               0
                          Mr. Callow                   62,748
                          BC&V                              0
                          BC Partners                       0
                          Mr. von der Goltz                 0
                          Mr. Steiner                  47,530



                              Page 11 of 20 pages

               (iv)     shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

                        BCVi                              0
                        BCV                               0
                        Mr. Callow                        0
                        BC&V                              0
                        BC Partners                       0
                        Mr. von der Goltz                 0
                        Mr. Steiner                       0

     Each of BCVi, BCV, Mr. Callow, BC&V, BC Partners, Mr. von der Goltz and Mr. Steiner expressly disclaims beneficial ownership of any shares of Common Stock of PAREXEL International Corporation, except any shares held directly of record or any shares in which they have an actual pecuniary interest.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

     Each of the reporting persons have ceased to own beneficially more than 5% of the Common Stock of PAREXEL International Corporation.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.
         --------------------------------------------------------

         Not applicable. BCVi, BCV, Mr. Callow, BC&V, BC Partners, Mr. von der Goltz and Mr. Steiner expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.



                               Page 12 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 13, 1997


                                    BOSTON CAPITAL VENTURES
                                    INTERNATIONAL LIMITED
                                    PARTNERSHIP

                                    By:  Boston Capital Partners,
                                         its general Partner


                                    By: /s/ A. Dana Callow, Jr.
                                        ----------------------------------------
                                            A. Dana Callow, Jr., General Partner

















                              Page 13 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 13, 1997


                                    BOSTON CAPITAL VENTURES
                                    LIMITED PARTNERSHIP
                                    By:  BC&V Limited Partnership,
                                         its general partner
                                    By:  Boston Capital Partners,
                                         its general partner




                                    By: /s/ A. Dana Callow, Jr.
                                        ----------------------------------------
                                            A. Dana Callow, Jr., General Partner

















                              Page 14 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 13, 1997


                                    BC&V LIMITED PARTNERSHIP
                                    By:  Boston Capital Partners,
                                         its general Partner


                                    By: /s/ A. Dana Callow, Jr.
                                        ----------------------------------------
                                            A. Dana Callow, Jr., General Partner



















                              Page 15 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Date:  February 13, 1997


                                               /s/ A. Dana Callow, Jr.
                                               --------------------------------
                                                   A. Dana Callow, Jr.




















                              Page 16 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                Date:  February 13, 1997


                                                /s/ H. J. von der Goltz
                                                --------------------------------
                                                    H. J. von der Goltz

















                              Page 17 of 20 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  Date:  February 13, 1997


                                                  /s/ Donald J. Steiner
                                                  ------------------------------
                                                      Donald J. Steiner




















                              Page 18 of 20 pages

                                                                  EXHIBIT 1


                            JOINT FILING AGREEMENT OF
                  BOSTON CAPITAL VENTURES INTERNATIONAL LIMITED
            PARTNERSHIP, BOSTON CAPITAL VENTURES LIMITED PARTNERSHIP,
           BOSTON CAPITAL PARTNERS, A. DANA CALLOW, JR., H. J. VON DER
              GOLTZ, DONALD J. STEINER AND BC&V LIMITED PARTNERSHIP

     Each of the undersigned hereby agrees that the foregoing Schedule 13G with respect to the securities of Parexel International Corporation is filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

     Dated February 13, 1997

                                        BOSTON CAPITAL VENTURES
                                        INTERNATIONAL
                                        LIMITED PARTNERSHIP
                                        By: Boston Capital Partners,
                                            its General Partner

                                        By: /s/ A. Dana Callow, Jr.
                                            --------------------------------
                                                General Partner

                                        BOSTON CAPITAL VENTURES
                                        LIMITED PARTNERSHIP
                                        By: BC&V Limited Partnership,
                                            its General Partner
                                        By: Boston Capital Partners,
                                            its General Partner

                                        By: /s/ A. Dana Callow, Jr.
                                            --------------------------------
                                                General Partner


                                            /s/ A. Dana Callow, Jr.
                                            --------------------------------
                                                A. Dana Callow, Jr.


                                            /s/ H. J. von der Goltz
                                            --------------------------------
                                                H. J. von der Goltz


                                            /s/ Donald J. Steiner
                                            --------------------------------
                                                Donald J. Steiner








                              Page 19 of 20 pages

                                   BC&V LIMITED PARTNERSHIP
                                   By:  Boston Capital Partners,
                                        its General Partner

                                   By: /s/ A. Dana Callow, Jr.
                                       ----------------------------------------
                                           A. Dana Callow, Jr., General Partner

                                   BOSTON CAPITAL PARTNERS


                                  By: /s/ A. Dana Callow, Jr.
                                      -----------------------------------------
                                           A. Dana Callow, Jr., General Partner



























                              Page 20 of 20 pages